Exhibit 99.1 - Supplemental Financial Information – First fiscal quarter ended December 25, 2016.

201 N. Harrison St.
Davenport, IA 52801
www.lee.net

13 Weeks Ended (unaudited)
	December 25, 2016			December 27, 2015
(in thousands)	Consolidated	Lee Legacy	Pulitzer Inc.	Consolidated	Lee Legacy	Pulitzer Inc.
Operating revenue:
Advertising and marketing services	93,035	64,105	28,930	105,637	72,438	33,199
Subscription	48,888	34,018	14,870	50,430	34,538	15,892
Other	12,066	9,988	2,078	12,338	10,408	1,930
Total operating revenue	153,989	108,111	45,878	168,405	117,384	51,021
Operating expenses:
Compensation	55,056	42,053	13,003	58,665	44,848	13,817
Newsprint and ink	6,893	4,902	1,991	6,685	5,147	1,538
Other cash costs	52,777	31,224	21,553	58,869	34,067	24,802
Depreciation and amortization	10,380	7,410	2,970	10,943	7,635	3,308
Loss (gain) on sale of assets, net	68	—	68	(971)	37	(1,008)
Workforce adjustments	65	62	3	604	543	61
Total operating expenses	125,239	85,651	39,588	134,795	92,277	42,518
Equity in earnings of MNI and TNI	2,689	1,136	1,553	2,799	1,183	1,616
Operating income	31,439	23,596	7,843	36,409	26,290	10,119
Non-operating income (expense), net	(12,733)	(13,576)	843	(17,754)	(18,454)	700
Income tax expense	6,266	3,111	3,155	7,147	3,218	3,929
Net income	12,440	6,909	5,531	11,508	4,618	6,890

Adjusted EBITDA is a non-GAAP financial measure. Below is a reconciliation of adjusted EBITDA to net income, the most directly comparable measure under GAAP:

Net Income	12,440	6,909	5,531	11,508	4,618	6,890
Adjusted to exclude
Non-operating expenses, net	12,733	13,576	(843)	17,754	18,454	(700)
Income tax expense	6,266	3,111	3,155	7,147	3,218	3,929
Equity in earnings of TNI and MNI	(2,689)	(1,136)	(1,553)	(2,799)	(1,183)	(1,616)
Depreciation and amortization	10,380	7,410	2,970	10,943	7,635	3,308
Loss (gain) on sale of assets, net	68	—	68	(971)	37	(1,008)
Workforce adjustments	65	62	3	604	543	61
Stock compensation	524	524	—	570	570	—
Add:
Ownership share of TNI and MNI EBITDA (50%)	3,476	1,818	1,658	3,809	2,088	1,721
Adjusted EBITDA	43,263	32,274	10,989	48,565	35,980	12,585

Supplemental cash flow information
Distributions from MNI and TNI	2,233	1,250	983	3,229	1,750	1,479
Capital expenditures	(1,090)	(926)	(164)	(1,470)	(1,203)	(267)
Pension contributions	—	—	—	(744)	—	(744)
Cash income tax refunds (payments)	(370)	(366)	(4)	11	11	—
Interest income	75	(768)	843	76	(621)	697
Interest to be settled in cash	(14,952)	(11,051)	(3,901)	(17,142)	(12,885)	(4,257)
Debt financing and administrative costs	—	—	—	(44)	—	(44)